Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 24, 2017, relating to the financial statements and financial highlights, which appear in Cohen & Steers Institutional Global Realty Shares, Inc.’s and Cohen & Steers Global Realty Shares, Inc.’s Annual Reports on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Service Providers” and “Appendix A: Form of Agreement and Plan of Reorganization: Representations and Warranties” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
December 12, 2017